Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 6th day of August, 2009 (the “Effective Date”) by and between BEAZER HOMES USA, INC., a Delaware corporation (the “Company”), and MICHAEL H. FURLOW, an individual resident of the State of Georgia (“Executive”).
WITNESSETH:
     WHEREAS, the Company and Executive have heretofore entered into an Employment Agreement dated September 1, 2004, as amended (the “Existing Agreement”); and
     WHEREAS, the Company and Executive desire to amend certain provisions of, and to restate in its entirety the Existing Agreement as provided herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:
1. Employment and Duties.
     (a) The Company hereby agrees to employ Executive for the Term (as hereinafter defined) as its Division President-Charleston/Myrtle Beach/Savannah. The parties agree that effective on the date hereof Executive shall resign his position as Executive Vice President and Chief Operating Officer of the Company and any other positions he has with the Company’s subsidiaries and affiliates. If requested by the Board of Directors of the Company (the “Board”), Executive shall also serve on the Board without additional compensation, if requested. Executive shall also serve, if requested by the Board, as an executive officer and/or director of any subsidiaries and/or affiliated companies and shall comply with the policy of the Compensation Committee of the Board (the “Compensation Committee”) with regard to retention or forfeiture of any director’s fees. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
     (b) The Executive shall have such management and oversight responsibilities and authority as are necessary to efficiently administer the affairs of the Division and as are customary of an Division President. All powers herein granted to the Executive are subject to supervisory approval of the President and Chief Executive Officer of the Company (the “CEO”), and the Executive may be given such further reasonably related supervisory duties, powers and prerogatives as may be delegated to him from time to time by said CEO. The Executive shall report exclusively to the CEO and further shall render such advice to the CEO as said CEO may from time to time request.
     (c) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, use the Executive’s reasonable best efforts to perform faithfully such responsibilities. In performing such duties hereunder, Executive shall comply with the policies and procedures as adopted from time to time by the Board, shall give the Company the benefit of his special knowledge, skills, contacts and business experience, shall perform his duties and carry out his responsibilities hereunder in a diligent manner.
     (d) During the Employment Term, it shall not be a violation of this Agreement for the Executive to (i) with the prior approval of the CEO in each case, serve on corporate, civic or charitable boards or committees, (ii) with the prior approval of the Board in each case, deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities do not significantly interfere or constitute a conflict of interest with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
     (e) The principal location for performance of Executive’s services hereunder shall be at the offices of Beazer Homes USA, Inc. in Charleston, South Carolina, subject to reasonable travel requirements during the course of such performance. Executive shall not be required, without his consent, to regularly report to any office of the Company which is located more than thirty-five (35) miles from the Division’s current office location set forth above, provided Executive will be expected to travel to the extent reasonably necessary to fulfill his responsibilities.
2. Employment Term. The term of Executive’s employment hereunder (the “Term”) shall commence effective as of the date hereof and shall end on the second anniversary thereof (the “Expiration Date”), unless sooner terminated as provided herein.
3. Compensation and Benefits
     (a) Base Salary. During the first year of the Term, the Executive shall receive an annual base salary (“Annual Base Salary”) in the amount of $569,800.00 and in the second year of the Term an Annual Base Salary in the amount of $800,000.00, payable in accordance with the Company’s normal payroll practices (but not less frequently than monthly). During the Term, the Annual Base Salary shall be reviewed by the CEO (for purposes of increase only) at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. Notwithstanding anything contained herein to the contrary, in the event that the Company shall implement a Company-wide reduction in executive base compensation, then, solely for such purpose and only during the continuation of such Company-wide reduction, the Company shall have the right to reduce the Annual Base Salary then payable hereunder in a manner that is consistent with said Company-wide reduction.
     (b) Bonuses; Stock Incentive Plans. Executive will be eligible to and shall participate in the Company’s bonus and stock incentive plans at the discretion of the Compensation Committee of the Board. The amount and terms of, and the targets, conditions and restrictions applicable to each bonus or other incentive award shall be subject to the provisions of any such plan and of the applicable award letter duly executed and delivered by the Company.
     (c) Incentive, Savings and Retirement Plans. During the Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other Division Presidents of the Company and its affiliated companies.
     (d) Welfare Benefit Plans. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other Division Presidents of the Company and its affiliated companies.
     (e) Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement. Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefore shall be in accordance with policies and procedures to be established from time to time by the Board.

     (f) Office and Support Staff. During the Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, consistent with the Executive’s position and title.
     (g) Vacation. During the Term, Executive shall be entitled to twenty (20) working days of compensated vacation in each fiscal year, to be taken at times which do not unreasonably interfere with the performance of Executive’s duties hereunder. Any unused vacation time from any fiscal year shall be subject to accumulation or forfeiture in accordance with Company policy as in effect from time to time.
     (h) Company Automobile. Executive currently has use of a Company leased automobile. He may continue use of such car until the Expiration Date, provided however, if during the Term he so elects, he shall be provided with a Company leased automobile generally of the same type and cost as other Division Presidents.
4. Termination of Employment.
     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Disability of the Executive occurs during the Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 9(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
     (b) Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:
(i)	any act or failure to act by Executive done with the intent to harm in any material respect the financial interests or reputation of the Company or any affiliated companies;

(ii)	Executive being convicted of (or entering a plea of guilty or nolo contendere to) a felony (other than a felony involving a motor vehicle);

(iii)	Executive’s dishonesty, misappropriation or fraud with regard to the Company or any affiliated companies (other than good faith expense account disputes);

(iv)	a grossly negligent act or failure to act by Executive which has a material adverse affect on the Company or any affiliated companies;

(v)	the material breach by Executive of his agreements or obligations under this Agreement which has a material adverse effect on the Company, which breach, if curable, is not cured by Executive within fifteen (15) days after written notice from the Company which specifically identifies the material breach which the Company believes that Executive has committed; or

(vi)	the continued refusal to follow the directives of the CEO or the Board or their designees which are consistent with Executive’s duties and responsibilities identified in Section 1 hereof; provided that the foregoing refusal shall not be “cause” if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the CEO or Board, as the case may be, in writing.
     (c) Notice of Termination. Any termination by the Company for Cause shall be communicated by Notice of Termination to the Executive given in accordance with Section 9(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.
     (d) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or, subject to applicable cure periods, any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
5. Obligations of the Company upon Termination.
     (a) Other Than for Cause. If, during the Term, the Company shall terminate the Executive’s employment other than for Cause:
(i)	the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts: (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any accrued but unpaid annual bonus (“Annual Bonus”) respecting any completed fiscal year ending prior to the Date of Termination, (3) the product of (x) the Average Annual Bonus (hereinafter defined) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (4) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”).

The term “Average Annual Bonus” shall mean the arithmetic average of the Executive’s bonuses (whether paid or deferred) under the Company’s annual incentive plans during the last three full fiscal years prior to the Date of Termination or for such lesser period as the Executive has been employed by the Company (annualized in the event that the Executive was not employed by the Company for the whole of any such fiscal year). Without limiting the generality of the foregoing definition, the

“Average Annual Bonus” shall include the following components, if any, pursuant to the Company’s Amended and Restated VCIP Rules (or any successor incentive plan, for so long as any of same shall exist):
(a)	Cash payouts from VC and IVC awards and the “Bank” payout, subject to the Payout Cap, all at full face value;

(b)	Any excess in the Bank discounted at 75% of face value (which shall, for purposes hereof, be deemed to be fully vested);

(c)	10% of the Bank contributed to the Deferred Compensation Plan, at full face value (which shall, for purposes hereof, be deemed to be fully vested); and

(d)	Any deferred bonus under the VCIP which is invested in stock under the Company’s Corporate Management Stock Purchase Program, at full face value of said bonus (which shall, for purposes hereof, be deemed to be fully vested);
(ii)	so long as the Executive is and remains in compliance in all material respects with his obligations under Section 6 below, the Company shall pay to the Executive an amount equal to the sum of (1) Executive’s Annual Base Salary (at the rate in effect on the Date of Termination), and (2) the Average Annual Bonus for a period of two years from the Date of Termination, (the “Severance Period”), at the same time that payments of Annual Base Salary and Annual Bonus would otherwise have become due and payable during said period in the absence of such termination;

(iii)	so long as the Executive is and remains in compliance in all material respects with his obligations under Section 6 below, during the Severance Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(d) of this Agreement if the Executive’s employment had not been terminated, provided, however, that if the Executive becomes reemployed with another employer and receives medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall cease; and

(iv)	to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
     (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

     (c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive or the Executive’s legal representative in a lump sum in cash within 30 days of the Date of Termination.
     (d) Cause. If the Executive’s employment shall be terminated for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Term, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
     (e) Payment of Deferred Compensation. Notwithstanding anything to the contrary contained in this Section 5 and subject to Section 10 hereof, the timing of payments by the Company of any deferred compensation which is part of the Accrued Obligations shall remain subject to the terms and conditions of the applicable deferred compensation plan, and any payment election previously made by the Executive.
6. Employment Covenants.
     (a) Covenant Not to Compete. Executive recognizes and acknowledges that the Company is placing its confidence and trust in Executive. Executive, therefore, covenants and agrees that during the Applicable Non-Compete Period (as defined below) Executive shall not, either directly or indirectly, without the prior written consent of the Board (which may be withheld in the sole and absolute discretion of the Board):
(i) Engage in or carry on any business or in any way become associated with any business in the Restricted Area (as hereinafter defined) which is similar to or is in competition with the Business of the Company (as hereinafter defined). As used in this Section 6(a), the term (1) “Business of the Company” shall mean and include all business activities in which the Company and/or any affiliated companies have engaged (or have prepared written plans to engage) at any time during the Term, including but not limited to, the purchase of land (or options therefor) for development and the construction of residential homes for resale to consumers, and (2) “Restricted Area” shall mean and include anywhere in the United States of America or in any foreign country in which the Company or any affiliated companies then engage (or have within the preceding three years engaged) in business.
(ii) in connection with any business which is similar to or is in competition with the Business of the Company in the Restricted Area, solicit the business of any person or entity, on behalf of himself or any other person or entity, which is or has been at any time during the Term a customer or supplier of the Company including, but not limited to, former or present customers or suppliers with whom Executive has had personal contact during, or by reason of, his relationship with the Company;
(iii) Be or become an employee, agent, consultant, representative, director or officer of, or be otherwise in any manner associated with, any person, firm, corporation, association or other entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company in the Restricted Area;

(iv) Solicit for employment or employ any person employed by the Company at any time during the twelve (12) month period immediately preceding such solicitation or employment; or
“(v) Be or become a shareholder, joint venturer, owner (in whole or in part), or partner, or be or become associated with or have any proprietary or financial interest in or of any firm, corporation, association or other entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of the Company in the Restricted Area (a “Competing Entity”). Notwithstanding the preceding sentence, (A) passive equity investments by Executive of $100,000 or less in any Competing Entity, or (B) investments, in any amount, in any publicly traded mutual fund, index fund or similar investment vehicle which fund or investment vehicle owns any proprietary or financial interest in any Competing Entity, shall not be deemed to violate this Section 6(a)(v).”
     Executive further warrants and represents that, because of his varied skill and abilities, he does not need to compete with the Business of the Company and that this Agreement will not prevent him from earning a livelihood and acknowledges that the restrictions contained in this Section 6 constitute reasonable protections for the Company.
     As used in this Section 6, “Applicable Non-Compete Period” shall mean the following:
(A)	at all times that the Executive is employed by the Company; and

(B)	for a period of time after the Executive’s employment under this Agreement is terminated for any reason equal to the greater of
(i)	180 days; or

(ii)	such longer period of time that the Executive is entitled to receive payments under Sections 5(a)(ii) or (iii) above.
     (b) Confidential Information. Executive agrees that all Confidential Information shall be the sole property of the Company, and Executive agrees that he shall not during the Term nor thereafter, use for his benefit or the benefit of others or disclose at any time Confidential Information or take with him upon termination of this Agreement any records, papers, reports, lists, computer tapes or disks or any other materials of any nature that contain any Confidential Information. “Confidential Information” shall mean all information other than General Knowledge (defined below) relating to the Company’s: (i) business or existing projects including all those in various stages of research and development including all unpublished plans for new products or services; (ii) financial information, internal business procedures and other information which relate to the way the Company conducts its business and which are not publicly available; (iii) data written by the Company’s employees or others, including source codes, object codes, marketing and development plans, budgets, forecasts, forecast assumptions and future plans and potential strategies of the Company which have been or are being discussed; (iv) unpublished pricing data; (v) identity, buying habits and practices of the Company, its suppliers and customers to the extent not publicly available; (vi) information regarding the skills or compensation of employees of the Company; (vii) the Intellectual Property of the Company and any information pertaining thereto; (viii) materials and information supplied by customers or clients to the Company that contain data regarding any research, products, procedures or the like; and (ix) any other information deemed confidential by the Company by marking such information with the word “Confidential” or similar word; by orally advising the Executive that the information is confidential or by treating the information in such a manner that the Executive should reasonably believe it to be deemed confidential by the Company. “General Knowledge” shall mean (i) general skills or experience gained during Executive’s employment with, consultation for or work for the Company; and (ii) information and data publicly available.
     (c) Records. All files, records, memoranda and other documents regarding former, existing or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the Business of the Company (collectively, “Records”), whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination of Executive’s employment with the Company, or at any other time specified by the Board. The retention and use by Executive of duplicates in any form of Records is prohibited after the termination of Executive’s employment with the Company.
     (d) Breach. Executive hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Executive of any of the terms or provisions of this Section 6, and Executive therefore agrees that the Company shall be entitled to an injunction restraining Executive from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including but not limited to, the recovery of damages from Executive and, if Executive is an employee of the Company, the termination of his employment with the Company in accordance with the terms and provisions of this Agreement.
     (e) Survival. Notwithstanding the termination of the employment of Executive or the termination of this Agreement, the provisions of this Section 6 shall survive and be binding upon Executive unless a written agreement which specifically refers to the termination of the obligations and covenants of this Section 6 is executed by the Company. Notwithstanding the foregoing, this Section 6 shall not survive the termination of this Agreement as the result of the Change Of Control Agreement (hereinafter defined) becoming effective.
     (f) Blue-Penciling. Should any court or other legally constituted authority determine that for any such agreement or covenant to be effective it must be modified to limit its duration or scope, the parties hereto shall consider such agreement or covenant to be amended or modified with respect to duration and/or scope so as to comply with the orders of any such court or other legally constituted authority, and as to all other portions of such agreement or covenants they shall remain in full force and effect as originally written.
7. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by (i) the Company, provided that the Executive prevails in at least one material issue, (ii) the Executive or (iii) others, of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including, without limitation, as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f) (2) (A) of the Internal Revenue Code of 1986, as amended (the “Code”).
8. Successors.
     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
9. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Any legal action, suit or proceeding arising out of or relating to this Agreement shall be instituted in the state or federal courts in the State of Delaware and the parties agree not to assert, in any action, suit or proceeding by way of motion, as a defense or otherwise, any claim that either party is not personally subject to the jurisdiction of such court, or that such action, suit or proceeding is brought in an inconvenient forum, or that the venue is improper or that the subject matter hereof cannot be enforced in such court. The parties hereby irrevocably submit to the jurisdiction of any such court in any such action, suit or proceeding and agree that service of all process in any such action, suit or proceeding in any such court may be made by registered or certified mail, return receipt requested, to its address set forth in this Agreement, such service being hereby acknowledged by such party to be sufficient for personal jurisdiction in any action against such party in any such court and to be otherwise effective and binding service in every respect.
     (b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by FedEx or other commercial overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
P.O. Box 422175, Atlanta, GA 30342
If to the Company:
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328
Attention: Company Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (e) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (f) The Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (g) This Agreement supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof including, without limitation, the Existing Agreement, and this Agreement contains all of the covenants and agreements between the parties with respect to employment of Executive by the Company, provided, however, that nothing contained herein shall impair Executive’s right to (i) any salary, bonus or other payments accrued through the effective date hereof and owing to Executive pursuant to the Existing Agreement or (ii) any award of restricted stock and grants of options to acquire shares of the Company’s common stock referred to in the Existing Agreement and the award letters delivered by the Company to Executive in connection therewith.
     Reference is hereby made to that certain Employment Agreement dated as of February 3, 2006, as amended (the “Change Of Control Agreement”) by and between the Company and the Executive. Notwithstanding anything contained herein to the contrary, (i) this Agreement shall not supersede the Change of Control Agreement, and (ii) upon the “Effective Date” occurring under the Change of Control Agreement, this Agreement shall be superseded by the Change of Control Agreement.
     (h) This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
10. Special Provision Regarding Section 409A of the Internal Revenue Code.
     This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, in the event any payments or benefits required to be provided hereunder are deemed to constitute payments of “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Code, then the time and manner in which such payment or benefit is provided shall be adjusted, to the extent reasonably possible, so that payment or distribution is made at a time and in a manner that is consistent with the requirements of such Section 409A (and applicable proposed or final Treasury regulations or other guidance issued or to be issued by the Internal Revenue Service). This Section 10 may, for example, require that certain payments to Executive following his termination of employment be delayed until the date that is six (6) months after the date of his separation from service with the Company (the “Delay Period”) if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” (as that term is used for purposes of Section 409A(2)(B)(i)). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Executive shall be deemed to have a “termination of employment” under this Agreement for purposes of entitling him to any “nonqualified deferred compensation” that is subject to the requirements of Section 409A only to the extent the Executive has a “separation from service,” as that term is defined in Section 409A and the applicable Treasury regulations applying all of the default rules thereunder. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 10.

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the date first written above.

BEAZER HOMES USA, INC.
By:	/s/ Ian J. McCarthy
Name:	Ian J. McCarthy
Title:	President and Chief Executive Officer

EXECUTIVE
/s/ Michael H. Furlow
MICHAEL H. FURLOW